Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Amended and Restated Employee Stock Purchase Plan and Amended and Restated 2005 Long-Term Incentive and Share Award Plan of our reports dated March 12, 2010, with respect to the consolidated financial statements and schedule of ANADIGICS, Inc. and the effectiveness of internal control over financial reporting of ANADIGICS, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

February 9, 2011